Exhibit 99.1

FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Announces Fiscal Year 2020 Third Quarter Financial Results

NEW YORK, NY, August 10, 2020 - Golub Capital BDC, Inc., a business development company (Nasdaq: GBDC), today announced its financial results for its third fiscal quarter ended June 30, 2020.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. "GC Advisors" refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)

	June 30, 2020	March 31, 2020
Investment portfolio, at fair value	$4,250,370	$4,210,215
Total assets	$4,391,720	$4,347,146
Net asset value per share	$14.05	$14.62

	Quarter Ended
	June 30, 2020	March 31, 2020
Net investment income per share	$0.23	$0.24
Amortization of purchase premium per share	$0.05	$0.09
Adjusted net investment income per share[1]	$0.28	$0.33

Net realized/unrealized gain/(loss) per share	$0.71	$(1.95)
Reversal of realized / unrealized loss resulting from the amortization of the purchase premium per share	$(0.05)	$(0.09)
Adjusted net realized/unrealized gain/(loss) per share[1]	$0.66	$(2.04)

Earnings/(loss) per share	$0.93	$(1.66)
Retroactive adjustment to per share data resulting from the rights offering	$0.01	$(0.05)
Adjusted earnings/(loss) per share[1]	$0.94	$(1.71)

Net asset value per share	$14.05	$14.62
Distributions paid per share	$0.29	$0.33

[1]	On September 16, 2019, the Company completed its acquisition of Golub Capital Investment Corporation ("GCIC"). The merger was accounted for under the asset acquisition method of accounting in accordance with Accounting Standards Codification 805-50, Business Combinations — Related Issues. Under asset acquisition accounting, where the consideration paid to GCIC’s stockholders exceeded the relative fair values of the assets acquired, the premium paid by the Company was allocated to the cost of the GCIC assets acquired by the Company pro-rata based on their relative fair value. Immediately following the acquisition of GCIC, the Company recorded its assets at their respective fair values and, as a result, the purchase premium allocated to the cost basis of the GCIC assets acquired was immediately recognized as unrealized depreciation on the Company's Consolidated Statement of Operations. The purchase premium allocated to investments in loan securities acquired from GCIC will amortize over the life of the loans through interest income with a corresponding reversal of the unrealized depreciation on such loans acquired through their ultimate disposition. The purchase premium allocated to investments in equity securities will not amortize over the life of the equity securities through interest income and, assuming no subsequent change to the fair value of the GCIC equity securities acquired and disposition of such equity securities at fair value, the Company will recognize a realized loss with a corresponding reversal of the unrealized depreciation upon disposition of the GCIC equity securities acquired.

As a supplement to U.S. generally accepted accounting principles (“GAAP”) financial measures, the Company is providing the following non-GAAP financial measures that it believes are useful for the reasons described below:

•	“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – excludes the amortization of the purchase premium and the accrual for the capital gain incentive fee required under GAAP (including the portion of such accrual that is not payable under the Company's investment advisory agreement) from net investment income calculated in accordance with GAAP.

•	“Adjusted Net Realized and Unrealized Gain/(Loss)” and “Adjusted Net Realized and Unrealized Gain/(Loss) Per Share” – excludes the unrealized loss resulting from the purchase premium write-down and the corresponding reversal of the unrealized loss from the amortization of the premium from the determination of realized and unrealized gain/(loss) in accordance with GAAP.

•	“Adjusted Net Income/(Loss)” and “Adjusted Earnings/(Loss) Per Share” – calculates net income and earnings per share based on Adjusted Net Investment Income and Adjusted Net Realized and Unrealized Gain/(Loss). "Adjusted earnings per share" also excludes the impact of the retroactive adjustment to the weighted average shares calculation due to bonus element of the rights offering and the resulting impact on earnings per share.

The Company believes that excluding the financial impact of the purchase premium write down in the above non-GAAP financial measures is useful for investors as it is a non-cash expense/loss resulting from the acquisition of GCIC and is one method the Company uses to measure its financial condition and results of operations. In addition, the Company believes excluding the accrual of the capital gain incentive fee in the above non-GAAP financial measures is useful as it includes the portion of such accrual that is not contractually payable under the terms of the Company’s investment advisory agreement with GC Advisors. Finally, the Company believes excluding the impact of the retroactive adjustment to the weighted average shares calculation due to the bonus element of the rights offering and the resulting impact on per share data is useful for investors as it presents per share financial data that is consistent with what was previously reported.

Third Fiscal Quarter 2020 Highlights

•	Net investment income per share for the quarter ended June 30, 2020 was $0.23 as compared to $0.24 for the quarter ended March 31, 2020. Excluding $0.05 per share in purchase premium amortization from the GCIC acquisition, Adjusted Net Investment Income Per Share[1] for the quarter ended June 30, 2020 was $0.28. This compares to Adjusted Net Investment Income Per Share[1] of $0.33 for the quarter ended March 31, 2020 when excluding $0.09 per share in purchase premium amortization from the GCIC acquisition.

•	Net realized and unrealized gain per share for the quarter ended June 30, 2020 was $0.71. Adjusted Net Realized and Unrealized Gain Per Share[1] was $0.66 when excluding the $0.05 per share reversal of net realized loss and unrealized depreciation resulting from the amortization of purchase premium. The Adjusted Net Realized and Unrealized Gain Per Share[1] for the quarter ended June 30, 2020 primarily resulted from a partial reversal in unrealized depreciation in the fair value of some of our portfolio company investments that was recognized during the three months ended March 31, 2020 primarily due to the adverse economic effects of the COVID-19 pandemic. The partial reversal in unrealized depreciation for the three months ended June 30, 2020 was primarily attributable to the U.S. economy reopening sooner than expected, portfolio companies that generally performed better than expected during the period, especially those in COVID-impacted sub-sectors, and private equity sponsors that have generally stepped up to support their portfolio companies. For additional analysis refer to the Quarter Ended 6.30.20 Investor Presentation available on the Investor Resources link on the homepage of Company's website (www.golubcapitalbdc.com) under Events/Presentations. The Investor Presentation was also filed with the Securities and Exchange Commission as an Exhibit to a Form 8-K. This compares to net realized and unrealized loss per share of $(1.95) during the quarter ended March 31, 2020. Adjusted Net Realized and Unrealized Loss Per Share[1] for the quarter ended March 31, 2020 was $(2.04) when excluding the $0.09 per share reversal of net realized loss and unrealized loss resulting from the amortization of purchase premium.

•	Earnings per share for the quarter ended June 30, 2020 was $0.93 as compared to a loss per share of $(1.66) for the quarter ended March 31, 2020. Adjusted Earnings/(Loss) Per Share[1] for the quarter ended June 30, 2020 was $0.94 as compared to $(1.71) for the quarter ended March 31, 2020.

•	Net asset value per share decreased to $14.05 at June 30, 2020 from $14.62 at March 31, 2020.

•	On June 29, 2020, we paid a quarterly distribution of $0.29 per share and on August 4, 2020, our board of directors declared a quarterly distribution of $0.29 per share, which is payable on September 29, 2020 to stockholders of record as of September 8, 2020.

Portfolio and Investment Activities

As of June 30, 2020, the Company had investments in 254 portfolio companies with a total fair value of $4,250.4 million. This compares to the Company’s portfolio as of March 31, 2020, as of which date the Company had investments in 257 portfolio companies with a total fair value of $4,210.2 million. Investments in portfolio companies as of June 30, 2020 and March 31, 2020 consisted of the following:

	As of June 30, 2020		As of As of March 31, 2020
	Investments	Percentage of	Investments	Percentage of
Investment	at Fair Value	Total	at Fair Value	Total
Type	(In thousands)	Investments	(In thousands)	Investments
Senior secured	$604,452	14.2%	$646,997	15.4%
One stop	3,548,148	83.5	3,470,782	82.4
Junior debt*	20,978	0.5	20,325	0.5
Equity	76,792	1.8	72,111	1.7
Total	$4,250,370	100.0%	$4,210,215	100.0%

*	Junior debt is comprised of subordinated debt and second lien loans.

The following table shows the asset mix of our new investment commitments for the three months ended June 30, 2020:

	For the three months ended June 30, 2020
	New Investment
	Commitments	Percentage of
	(In thousands)	Commitments
Senior secured	$90	0.6%
One stop	15,465	98.4
Equity	158	1.0
Total new investment commitments	$15,713	100.0%

Total investments in portfolio companies at fair value were $4,250.4 million at June 30, 2020. As of June 30, 2020, total assets were $4,391.7 million, net assets were $2,350.1 million and net asset value per share was $14.05.

Consolidated Results of Operations

For the third fiscal quarter of 2020, the Company reported a GAAP net income of $142.1 million or $0.93 per share and Adjusted Net Income1 of $142.1 million or $0.94 per share. GAAP net investment income was $35.1 million or $0.23 per share and Adjusted Net Investment Income1 was $42.6 million or $0.28 per share.  GAAP net realized and unrealized gain was $107.1 million or $0.71 per share and Adjusted Realized and Unrealized Gain/(Loss)1 was $99.5 million or $0.66 per share.

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation, including as a result of the effects of the COVID-19 pandemic, and as a result of the acquisition of GCIC. As a result, quarterly comparisons of net income may not be meaningful.

Liquidity and Capital Resources

The Company’s liquidity and capital resources are derived from the Company’s debt securitizations (also known as collateralized loan obligations, or CLOs), U.S. Small Business Administration, or SBA, debentures, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investments in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, SBA debentures, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities and its dividend reinvestment plan to finance its investment objectives.

As of June 30, 2020, we had cash, cash equivalents and foreign currencies of $30.4 million, restricted cash, cash equivalents and foreign currencies of $89.7 million and $2,008.6 million of debt outstanding. As of June 30, 2020, subject to leverage and borrowing base restrictions, we had approximately $259.5 million of remaining commitments and $185.9 million of availability, in the aggregate, on our revolving credit facilities with various banks. In addition, as of June 30, 2020, we had $100.0 million of remaining commitments and availability on our unsecured line of credit with GC Advisors and $29.0 million of unfunded debenture commitments available to be drawn, subject to customary SBA regulatory requirements.

On August 7, 2020, the Company's indirect wholly-owned and consolidated subsidiary, Golub Capital BDC CLO 4 LLC, priced a twelve year $297.4 million term debt securitization (the “2020 Debt Securitization”).

The debt issued or incurred, as applicable, in the 2020 Debt Securitization (the “2020 Notes” or the “2020 Loans”, as applicable) are structured as follows:

Tranche	Par Amount ($ in millions)	Interest Rate	Expected Rating (S&P)	Issuance Price
Class A-1-L 2020 Loans	$20.0	3 Mos LIBOR + 2.35%	AAA	100.0%
Class A-1 2020 Notes	137.5	3 Mos LIBOR + 2.35%	AAA	100.0%
Class A-2 2020 Notes	10.5	3 Mos LIBOR + 2.75%	AAA	100.0%
Class B 2020 Notes	21.0	3 Mos LIBOR + 3.20%	AA	100.0%
Class C 2020 Notes*	0.0	N/A	A	N/A
Subordinated 2020 Notes	108.4	N/A	NR	N/A
Total	$297.4

*The Class C 2020 Notes will be issued to the initial holder(s) thereof but will remain unfunded upon closing of the 2020 Debt Securitization and are subject to a one-time funding request by the Company, subject to certain conditions, in an aggregate principal amount of up to $33.0 million, which would increase the amount of debt outstanding for the Company under the 2020 Debt Securitization. The spread over LIBOR for the Class C 2020 Notes will be determined upon funding.

The Company will retain all the Subordinated 2020 Notes and will initially retain the Class C 2020 Notes through a consolidated subsidiary. The reinvestment period for the term debt securitization ends on November 5, 2022 and the 2020 Notes and the 2020 Loans are scheduled to mature on November 5, 2032. The Company intends to use the proceeds from the 2020 Debt Securitization to pay down existing debt, including redeeming notes that were issued by Golub Capital BDC CLO 2014 LLC in a term debt securitization that initially funded on June 5, 2014 (the “2014 Debt Securitization”) and, following such redemption, the agreements governing the 2014 Debt Securitization will be terminated. The 2020 Debt Securitization is expected to be 75% - 90% funded at close with assets from the 2014 Debt Securitization and with other assets from the Company’s balance sheet.

The 2020 Debt has not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state “blue sky” laws and may not be offered or sold in the United States absent registration under Section 5 of the Securities Act or an applicable exemption from such registration requirements. Term debt securitizations are also known collateralized loan obligations (“CLOs”) and are a form of secured financing incurred by the Company, which is consolidated by the Company and subject to the Company’s overall asset coverage requirements.

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance ratings:

Internal Performance Ratings

Rating	Definition

5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.

4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.

3	Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.

2	Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).

1	Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments. For additional analysis on the Company's internal performance ratings as of June 30, 2020 and the impact from COVID-19, please refer to the Quarter Ended 6.30.2020 Investor Presentation available on Investors Resources link on the homepage of the Company's website (www.golubcapitalbdc.com) under Events/Presentations.

The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of June 30, 2020 and March 31, 2020:

	June 30, 2020		March 31, 2020
Internal	Investments	Percentage of	Investments	Percentage of
Performance	at Fair Value	Total	at Fair Value	Total
Rating	(In thousands)	Investments	(In thousands)	Investments
5	$46,375	1.1%	$104,894	2.5%
4	3,184,929	74.9	2,906,749	69.0
3	948,227	22.3	1,114,712	26.5
2	70,218	1.7	83,204	2.0
1	621	0.0 *	656	0.0 *
Total	$4,250,370	100.0%	$4,210,215	100.0%

*	Represents an amount less than 0.1%.

[1]	See footnote 1 to 'Selected Financial Highlights' above.

Conference Call

The Company will host an earnings conference call at 3:00 p.m. (Eastern Time) on Monday, August 10, 2020 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (800) 920-4317 approximately 10-15 minutes prior to the call; international callers should dial (212) 231-2932. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Resources link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 6.30.20 Investor Presentation under Events/Presentations. An archived replay of the call will be available shortly after the call until 5:00 p.m. (Eastern Time) on September 9, 2020. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21965631.

Golub Capital BDC, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except share and per share data)

	June 30, 2020	March 31, 2020
Assets	(unaudited)	(unaudited)
Investments, at fair value (cost of $4,474,722 and $4,530,938, respectively)	$4,250,370	$4,210,215
Cash and cash equivalents	29,266	23,705
Unrestricted foreign currencies (cost of 1,173 and $512, respectively)	1,173	654
Restricted cash and cash equivalents	87,584	92,736
Restricted foreign currencies (cost of $2,070 and $1,444, respectively)	2,070	2,049
Unrealized appreciation on forward currency contracts	720	931
Interest receivable	18,589	14,886
Other assets	1,948	1,970
Total Assets	$4,391,720	$4,347,146

Liabilities
Debt	$2,008,572	$2,362,678
Less unamortized debt issuance costs	4,597	6,137
Debt less unamortized debt issuance costs	2,003,975	2,356,541
Interest payable	11,936	13,082
Management and incentive fees payable	17,518	18,500
Accounts payable and accrued expenses	8,238	3,035
Total Liabilities	2,041,667	2,391,158

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2020 and March 31, 2020.	—	—
Common stock, par value $0.001 per share, 200,000,000 shares authorized, 167,259,511 and 133,807,609 issued and outstanding as of June 30, 2020 and March 31, 2020, respectively.	167	134
Paid in capital in excess of par	2,631,233	2,330,839
Distributable earnings	(281,347)	(374,985)
Total Net Assets	2,350,053	1,955,988
Total Liabilities and Total Net Assets	$4,391,720	$4,347,146

Number of common shares outstanding	167,259,511	133,807,609
Net asset value per common share	$14.05	$14.62

Golub Capital BDC, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months ended
	June 30, 2020	March 31, 2020
	(unaudited)	(unaudited)
Investment income
Interest income	$80,097	$87,421
GCIC acquisition purchase price premium amortization	(7,558)	(12,600)
Dividend income	—	146
Fee income	671	157
Total investment income	73,210	75,124

Expenses
Interest and other debt financing expenses	17,516	21,550
Base management fee	14,437	14,858
Incentive fee	3,081	3,847
Professional fees	1,324	1,045
Administrative service fee	1,613	1,446
General and administrative expenses	171	432
Total expenses	38,142	43,178
Net investment income	35,068	31,946

Net gain (loss) on investment transactions
Net realized gain (loss) from:
Investments	(4,925)	(11,839)
Foreign currency transactions	1	169
Net realized gain (loss) in investment transactions	(4,924)	(11,670)
Net change in unrealized appreciation (depreciation) from:
Investments	113,432	(255,162)
Translation of assets and liabilities in foreign currencies	(1,222)	3,626
Forward currency contracts	(211)	2,296
Net change in unrealized appreciation (depreciation) on investment transactions	111,999	(249,240)
Net gain (loss) on investments	107,075	(260,910)

Net increase (decrease) in net assets resulting from operations	$142,143	$(228,964)

Per Common Share Data
Basic and diluted earnings (loss) per common share	$0.93	$(1.66)
Dividends and distributions declared per common share	$0.29	$0.33
Basic and diluted weighted average common shares outstanding	153,184,678	138,148,963

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Golub Capital BDC Inc. invests primarily in one-stop and other senior secured loans of U.S. middle-market companies that are often sponsored by private equity investors. Golub Capital BDC, Inc.’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies (“Golub Capital”).

ABOUT GOLUB CAPITAL

Golub Capital is a market-leading, award-winning direct lender and credit asset manager, with over $30 billion of capital under management. Golub Capital specializes in delivering reliable, creative and compelling financing solutions to middle market companies backed by private equity sponsors. The firm’s credit expertise also forms the foundation of its Late Stage Lending business and its Broadly Syndicated Loan investment program. Across its activities, Golub Capital nurtures long-term, win-win partnerships that inspire repeat business from its private equity sponsor clients and investors. Founded over 25 years ago, Golub Capital today has over 500 employees and lending offices in Chicago, New York, and San Francisco. For more information, please visit golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune

312-284-0111

rteune@golubcapital.com

Source: Golub Capital BDC, Inc.